EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment on Form S-1 to Form S-3 (Nos. 333-138723 and 333-149604) of Pharmos Corporation of our report dated February 25, 2009 relating to the financial statements which appears in such Post-Effective Amendment. We also consent to the reference to us under the heading "Experts.”

PricewaterhouseCoopers LLP
New York, New York
March 3, 2010